Exhibit 99.1

Bantec Subsidiary Howco Secures a $205,000 Purchase Order to Provide Military Grade Packing for a Major Aerospace Defense Manufacturer

LITTLE FALLS, New Jersey, May 14, 2020 /PRNewswire/ -- Bantec, Inc. (OTCPINK : BANT) (“Bantec” or the “Company”), Bantec, Inc., a product and service company, announces that Howco Distributing, its wholly-owned subsidiary, received a $205,000 purchase order to provide military grade packaging for a major aerospace manufacturing company selling military drones, replacement parts and other accessories to the U.S. Department of Defense.

Howco Distributing Co.

Michael Bannon, Bantec’s Chairman and CEO stated that “Howco specializes in dissecting, deciphering, and executing on U.S. Department of Defense military contracts. This skill, acquired over the past two decades, constitutes Howco’s primary competitive advantage. This is not an easy task, and Howco does it very well. We anticipate reoccurring business through this newly created collaborative partnership. We also see this as an untapped market we can aggressively target”.

Matt Wiles, Bantec’s COO, commented, “With over 11,000 government contracts processed annually, Howco’s personnel possess vast amounts of knowledge and experience fulfilling the packaging and labeling requirements needed to fulfill the Department of Defense’s numerous military packaging specifications. Howco’s Quality Management System (QMS), ISO 9001 compliant, enables us to package in strict conformance with the requirements of MIL-I-45208A and approved by DCMA. Additionally, our personnel possess extensive experience in all aspects of the military logistic process, including Wide Area Workflow (WAWF).”

About Bantec

Bantec Inc., a product and service company, through its subsidiaries and divisions sells to facility managers, engineers, maintenance managers, purchasing managers and contract officers who work for local and state governments and the U.S. Government. It distinguishes itself by establishing lifelong customer and supplier friendships, responding immediately to its customers’ needs, and providing products and services through a highly technically trained, motivated and incentivized workforce.

Forward-Looking Statements

Certain statements in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of growth; and assumptions relating to the foregoing. Such forward-looking statements are generally qualified by terms such as: “plans, “anticipates,” “expects,” “believes” or similar words. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in our Form 10 filed with the U.S. Securities and Exchange Commission.

Contact:

Michael Bannon
Chairman & CEO
mike@bantecinc.com
(203) 220-2296

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SOURCE Bantek Inc.